EXHIBIT 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS SECOND QUARTER RESULTS

Second Quarter Update:

•	Net sales of $6.4 million for the second quarter of 2019
•	Net loss of $0.7 million for the quarter ($0.06 per share)
•	Net cash increased $1.3 million during the quarter to $8.0 million

DENVER, COLORADO – August 7, 2019 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended June 30, 2019.

President and Chief Executive Officer Mark Goldstein stated, “Despite our previously-announced lower sales results, I am pleased with the team’s focus on efficiency and working capital. The Scott’s team responded quickly to adverse market conditions while we position ourselves to drive long-term growth and shareholder value.

With the successful approval of our Alpha products with the NMPA, we’re looking forward to resuming our distribution to China. While we expect to face continued challenges in the U.S.-China trade market, our approval with the NMPA represents a step in the right direction.”

Net sales

Net sales for the three months ended June 30, 2019, as compared to the same period in 2018, decreased 40.9%, or $4.4 million, to approximately $6.4 million.  Net sales in the Household segment decreased 9.6% due to increased competition facing our Scott’s Liquid Gold® Wood Care products. Net sales in the Skin and Hair Care segment decreased 45.5% primarily due to lower sales of Alpha® Skin Care and our distributed products. The decrease in Alpha® Skin Care products was driven by the regulatory changes to OTC products in China, and our distributed products decreased due to increased category competition.

Net Loss

Net loss for the three months ended June 30, 2019 was $0.7 million, compared to net income of $1.3 million for the three months ended June 30, 2018.  The $2.0 million decrease was primarily attributable to lower net sales and gross margin, partially offset by a gain on sale of equipment, a decrease in income tax expense, and reduced labor costs. Our Household Products segment showed income from operations of $15,000 in the three months ended June 30, 2019, up from a net loss from operations of $66,000 in the same period in 2018. The improved results were primarily related to a focus on more efficient forms of advertising.

Cash Flow

Cash flow from operating activities was $1.7 million for the six months ended June 30, 2019, as compared to $2.0 million for the same 2018 period.  While cash provided by operating activities decreased between the periods under comparison, which was primarily a result of lower net sales, net cash increased $1.7 million during the six months ended June 30, 2019 due to our operational team’s efforts to reduce inventory as well as a general reduction in accounts receivable.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. is an American manufacturing and distribution company with a strong belief that Made in America is something to be proud of.  Over the last 65+ years we have developed a reputation for delivering high-quality, innovative products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a skin and hair care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s skin and hair care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$6,382	$10,807	$13,187	$18,235
Cost of sales	4,442	5,429	8,642	9,837
Gross Profit	1,940	5,378	4,545	8,398

Operating expenses:
Advertising	202	345	386	882
Selling	1,354	1,841	3,012	3,473
General and administrative	1,158	1,431	2,381	2,525
Total operating expenses	2,714	3,617	5,779	6,880
(Loss) income from operations	(774)	1,761	(1,234)	1,518

Interest income	30	-	61	-
Interest expense	(4)	(48)	(9)	(72)
Gain on sale of equipment	110	-	110	-
(Loss) income before income taxes	(638)	1,713	(1,072)	1,446
Income tax (expense) benefit	(78)	(429)	26	(359)
Net (loss) income	$(716)	$1,284	$(1,046)	$1,087

Net (loss) income per common share
Basic	$(0.06)	$0.11	$(0.08)	$0.09
Diluted	$(0.06)	$0.10	$(0.08)	$0.09
Weighted average shares outstanding
Basic	12,436	12,024	12,422	11,977
Diluted	12,436	12,549	12,422	12,578

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,957	$6,232
Accounts receivable, net	1,912	3,047
Inventories, net	6,451	7,817
Income taxes receivable	508	508
Prepaid expenses	350	546
Total current assets	17,178	18,150

Property and equipment, net	1,013	971
Deferred tax asset	264	234
Goodwill	1,521	1,521
Intangible assets, net	5,218	5,528
Operating lease right-of-use assets	2,531	-
Other assets	71	71
Total assets	$27,796	$26,475

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,603	$1,800
Accrued expenses	488	593
Operating lease liabilities, current portion	928	-
Total current liabilities	3,019	2,393

Operating lease liabilities, net of current	1,616	-
Total liabilities	4,635	2,393

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,459 shares (2019) and 12,408 shares (2018)	1,246	1,241
Capital in excess of par	7,183	7,063
Retained earnings	14,732	15,778
Total shareholders’ equity	23,161	24,082
Total liabilities and shareholders’ equity	$27,796	$26,475

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(1,046)	$1,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	369	433
Stock-based compensation	84	121
Deferred income taxes	(30)	(115)
Gain on sale of equipment	(110)	-
Change in operating assets and liabilities:
Accounts receivable	1,135	(908)
Inventories	1,366	1,056
Prepaid expenses and other assets	196	(80)
Income taxes receivable	-	(570)
Accounts payable and accrued expenses	(289)	758
Contract liability	-	259
Total adjustments to net income (loss)	2,721	954
Net cash provided by operating activities	1,675	2,041

Cash flows from investing activities:
Purchase of property and equipment	(101)	(40)
Proceeds from sale of equipment	110	-
Net cash provided (used) by investing activities	9	(40)

Cash flows from financing activities:
Repayments of long-term debt	-	(1,200)
Proceeds from exercise of stock options	41	89
Net cash provided (used) by financing activities	41	(1,111)

Net increase in cash and cash equivalents	1,725	890

Cash and cash equivalents, beginning of period	6,232	4,114
Cash and cash equivalents, end of period	$7,957	$5,004

Supplemental disclosures:
Cash paid during the period for interest	$9	$34
Cash paid during the period for income taxes	$-	$1,044

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032